Exhibit 107

Calculation of Filing Fee Tables

Form S-8
(Form Type)

CytoSorbents Corporation

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities and Carry Forward Securities

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common Stock, $0.001 par value per share	Rule 457(c) and Rule 457(h)	7,500,000(2)	$0.89(3)	$6,675,000	0.00014760	$985.23
Equity	Common Stock, $0.001 par value per share	Rule 457(h)	295,000(4)	$0.90(5)	$265,500	0.00014760	$39.19
Equity	Common Stock, $0.001 par value per share	Rule 457(c) and Rule 457(h)	350,000(6)	$0.89(3)	$311,500	0.00014760	$45.98
Total Offering Amounts					$7,252,00		$1,070.40
Total Fee Offsets							$0
Net Fee Due							$1,070.40

(1)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement on Form S-8 (this “Registration Statement”) shall cover any additional shares of common stock, $0.001 par value per share (“Common Stock”) of the Registrant that become issuable under the Plan (as defined below) and the inducement stock option awards and inducement restricted stock unit award referenced in footnotes (4) and (6) below by reason of any stock dividend, stock split, recapitalization or similar transaction effected without the Registrant’s receipt of consideration which would increase the number of outstanding shares of Common Stock.

(2)	An aggregate of 20,900,000 shares of Common Stock of the Registrant may be offered or issued pursuant to the Amended and Restated CytoSorbents Corporation 2014 Long-Term Incentive Plan, as amended and restated effective April 12, 2019 (the “Plan”), 13,400,000 shares of which were previously registered on a Registration Statement on Form S-8, and 7,500,000 shares of which are registered on this Registration Statement on Form S-8 (“Registration Statement”).

(3)	Estimated in accordance with Rule 457(c) and Rule 457(h) promulgated under the Securities Act solely for the purpose of calculating the registration fee based on the average of the high and low prices of the Common Stock as reported on the Nasdaq Global Select Market on August 13, 2024.

(4)	Represents the maximum number of shares of Common Stock issuable pursuant to the inducement stock option awards made to the Chief Financial Officer of the Registrant, Peter J. Mariani, in accordance with the provisions set forth in that certain Employment Agreement by and between the Registrant and Mr. Mariani, dated August 14, 2024 (the “Mariani Employment Agreement”), and the inducement grant exception under NASDAQ Listing Rule 5635(c)(4).

(5)	Estimated in accordance with Rule 457(h) promulgated under the Securities Act solely for the purpose of calculating the registration fee based upon the exercise price of the options outstanding under the inducement stock option awards to Mr. Mariani.

(6)	Represents the maximum number of shares of Common Stock issuable pursuant to the inducement restricted stock unit award made to Mr. Mariani in accordance with the Mariani Employment Agreement and the inducement grant exception under NASDAQ Listing Rule 5635(c)(4).